Exhibit 99.1

News Release

Contact: Ed Caminos

Chief Financial Officer

281-752-1202

BPZ Resources Releases Year-End 2010 Reserves Estimates

Houston—February 28, 2011—BPZ Resources, Inc. (NYSE:BPZ) today announced 2010 year-end total proved crude oil reserves of 38.9 million barrels covering the Company’s Corvina and Albacora fields located in Block Z-1 in offshore northwest Peru.

The reserves estimates were prepared by its independent reserve auditors Netherland Sewell & Associates, Inc. (NSAI) in accordance with the disclosure rules of the Securities and Exchange Commission (SEC).  Commodity price of $76.92 per barrel, used in calculating the economic quantities of reserves was based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2010 through December 2010.

The Company’s proved (P1), probable (P2), and possible (P3) crude oil reserves as of December 31, 2010 were as follows:

Total Oil	Reserves (Mmbo)	Corvina	Albacora
Proved (P1)	38.9	29.2	9.7
Probable (P2)	58.5	48.3	10.2
Possible (P3)	54.3	33.0	21.3

The Company’s reserve replacement for 2010 was approximately 195%.  Reserves in all categories in the Corvina field increased due to drilling additional wells that resulted in the definition of a larger oil pool which in turn supported an increase in the number of estimated development wells.  Probable and Possible Reserves in Albacora have increased due to the better than expected production performance of the A14XD as well as an increase in the number of estimated development wells.

Manolo Zuniga, President and Chief Executive Officer commented “We are pleased with the increase in all reserve categories as we believe it once again validates the potential of our first two oil fields.  The estimated ultimate recovery of our proved undeveloped locations remains at approximately 1.2 million barrels per well.  The year-on-year growth of four percent, 13 percent, and 47 percent of our proved, probable and possible reserves, respectively, demonstrates our ability to continue delivering value to stakeholders.”  Mr. Zuniga continued “Since placing the Corvina field on commercial production on November 30, 2010, we have been able to achieve a more stabilized oil production profile, which provides us with the opportunity to pursue a credit facility using these reserves.  Going forward, the Company’s is committed to matching future production with the reserves.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings. With respect to “probable” and “possible” reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates and referential price information contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281)556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.